Exhibit 99.1
JLL Income Property Trust
Acquires Indianapolis Area Warehouse

Chicago (August 12, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.9 billion in portfolio equity and debt investments, announced the acquisition of Whitestown Distribution Center IV, a Class A industrial facility located in the Northwest submarket of Indianapolis in Whitestown, IN for a purchase price of approximately $137 million.

The property is a Class A industrial building totaling approximately 1.1 million square feet and is 100% leased to a single tenant on a long term lease. The facility was constructed in 2024 as the tenant’s largest North America redistribution center servicing eight regional centers, with state-of-the-art amenities such as LED lighting, ESFR sprinklers, 135’-185’ truck courts, full dock packages including hydraulic levelers, and 40’ clear heights. Indianapolis strategically serves as one of the country’s major industrial markets from its geographic location in the center of the U.S., with a compelling combination of extensive transportation systems, a deep labor pool, and business friendly governments. The region is home to the second largest FedEx hub nationwide, as well as other major distribution tenants like Amazon, Home Depot, DHL, and Coca-Cola.

“Whitestown IV is an attractive addition to our industrial portfolio,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This sector has been a performance driver for our core fund, as industrial fundamentals have remained stable through the past three years of valuation corrections, and we’re currently observing what we believe to period of sustainable growth within the broader warehouse sector. With the ability to reach more than 80% of the U.S. population within a day, the Indianapolis region is a great example of a target market as a central distribution hub with access to interstate transportation systems and supply constraints for large institutional-quality distribution facilities. This acquisition fits our ideal profile for a high-quality industrial property in a strategic location.”

JLL Income Property Trust’s allocation to industrial real estate remains strong with this acquisition. As of June 30, 2026, industrial investments comprise the largest percentage of the total $6.9 billion portfolio at 38%, with approximately $2.5 billion in assets across 64 industrial properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that owns a growing portfolio of real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),

JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.

LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.8 billion of assets in private and public real estate equity and debt investments as of Q1 2026. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results

This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com